Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Silverback Therapeutics, Inc. 2020 Equity Incentive Plan, 2020 Employee Stock Purchase Plan, and 2016 Equity Incentive Plan, as amended, of our report dated October 2, 2020, except for Note 18(a) and 18(b), as to which the date is November 30, 2020, with respect to the financial statements of Silverback Therapeutics, Inc. included in its Registration Statement on Form S-1 (Form S-1 No. 333-250009) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

December 4, 2020